EXHIBIT 99.1

Press Release issued by Registrant, dated June 18, 2007 (Filed herewith.)

eMax Holdings Corporation Discusses Terms of Recent Mergers

eMax Holdings Corporation (PINKSHEETS: EMXC), http://www.emaxcorp.com, announces they have signed a merger agreement with Gold Rush Investments Corp. Roxanna Weber, CEO of eMax Holdings Corporation, stated, "This is the beginning of several new events that will help to consolidate company holdings and operating divisions. The past seven years we have been investing into some incredible visionary companies. With this year's consolidation efforts, it gives us great joy to honor our faithful and steadfast shareholders with these new stock dividends. We believe the company's faithful shareholders should reap the benefits of the company's prudent investments. We are very excited about the future of eMax Holdings Corporation."

On April 18, 2007, eMax Holdings Corporation announced they have entered into an agreement to acquire Artists Innovations, Inc. eMax Holdings Corporation signed an acquisition agreement to acquire all assets and rights held by Artist Innovations, Inc. eMax Holdings shareholders will gain a new share of stock dividend in eMax Holdings Corporation to be issued to them for each two shares they held in eMax Holdings Corporation and with the record date May 15, 2007. The transactional value equated to EMXC shares are being valued at $.085/share.

On May 22, 2007, eMax Holdings Corporation announced they have signed a merger agreement with Gold Rush Investments Corp. Roxanna Weber, CEO of eMax Holdings Corporation, stated that this is the beginning of several new events that will help to consolidate company holdings and operating divisions. eMax Holdings shareholders can expect to receive a new share of stock in eMax Holdings Corporation for each four shares they hold in eMax Holdings Corporation as of the record date of June 15, 2007. The transactional value equated to EMXC dividend shares are being conservatively valued at $.085/share.

About eMax Holdings Corporation

eMax Holdings Corporation (http://www.emaxcorp.com) is a diversified holding company investing in multimedia, entertainment, communication, broadcasting, IT and artificial intelligence technologies, and real estate, energy and finance industries.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, the future press releases of eMax.

Contact:

eMax Holdings Corp.
Roxanna Weber
866-585-2065
info@emaxcorp.com
http://www.emaxcorp.com